UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 2)

                             B+H Ocean Carriers Ltd.
                             -----------------------
                                (Name of Issuer)

                         Common Stock, $0. 01 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    055090104
                                    ---------
                                 (CUSIP Number)

                                December 31, 2006
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------                           ------------------
CUSIP No.  055090104                         13G              Page  2 of 7 Pages
-----------------------------------                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gandhara Advisors Europe LLP
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           England and Wales
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
       EACH
     REPORTING       ------ ----------------------------------------------------
      PERSON          7     SOLE DISPOSITIVE POWER
       WITH
                            0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IA
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                           ------------------
CUSIP No.  055090104                         13G              Page 3 of 7 Pages
-----------------------------------                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gandhara Master Fund Limited
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
       EACH
     REPORTING       ------ ----------------------------------------------------
      PERSON          7     SOLE DISPOSITIVE POWER
       WITH
                            0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                           ------------------
CUSIP No.  055090104                        13G               Page 4 of 7 Pages
-----------------------------------                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Davide Erro
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
       EACH
     REPORTING       ------ ----------------------------------------------------
      PERSON          7     SOLE DISPOSITIVE POWER
       WITH
                            0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 2 to the Schedule 13G (this "Amendment No. 2") is being filed with respect to the Common Stock of B+H Ocean Carriers Ltd, a company organized under the laws of the Republic of Liberia (the "Company"), to amend the Schedule 13G filed on August 17, 2005, as amended by that certain Amendment No. 1 thereto filed on March 8, 2006 (as so amended, the "Schedule 13G"). This Amendment No. 2 is being filed in connection with the annual requirement to report changes in beneficial ownership as well as to report a subsequent change in beneficial ownership of the Common Stock of the Company on January 30, 2007. Further, this Amendment No. 2 reports beneficial ownership of less than 5% of the total outstanding Common Stock of the Company. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4:        Ownership:
------         ----------

Item 4 of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

The beneficial ownership of Common Stock by the Reporting Persons, as of the date hereof, is as follows:

   A. Gandhara Advisors Europe LLP
      ----------------------------
      (a) Amount beneficially owned: 0.
      (b) Percent of class: 0%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total of 6,965,745 shares of Common Stock issued and outstanding as of September 30, 2006 as reflected in the Company's Report of a Foreign Issuer on Form 6-K filed on November 1, 2006.
      (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: 0
                (ii)  Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv)  Shared power to dispose or direct the disposition: 0

   B. Gandhara Master Fund Limited
      ----------------------------
      (a) Amount beneficially owned: 0.
      (b) Percent of class: 0%.
      (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: 0
                (ii)  Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv)  Shared power to dispose or direct the disposition: 0

   C. Davide Erro
      -----------
      (a) Amount beneficially owned: 0.
      (b) Percent of class: 0%.
      (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote: 0
                (ii)  Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv)  Shared power to dispose or direct the disposition: 0

Item 5:   Ownership of Five Percent or Less of a Class:
-----     --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10:  Certification:
-------   --------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 8, 2007



                                        GANDHARA ADVISORS EUROPE LLP


                                        By: /s/ Davide Erro
                                            ------------------------------------
                                              Name:  Davide Erro
                                              Title: Partner


                                        GANDHARA MASTER FUND LIMITED


                                        By:  /s/ Davide Erro
                                            ------------------------------------
                                              Name:  Davide Erro
                                              Title: Director

                                        /s/ Davide Erro
                                        ----------------------------------------
                                        Davide Erro




               [SIGNATURE PAGE TO AMENDMENT NO. 2 TO SCHEDULE 13G
                    WITH RESPECT TO B+H OCEAN CARRIERS LTD.]